Exhibit 23.1

Gries & Associates, LLC Certified Public Accountants 501 S. Cherry Street Ste 1100 Denver, Colorado 80246

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Auditor’s Report, dated April 13, 2023, on the financial statements of Network CN, Inc. as of December 31, 2022 and 2021, and for the years then ended in the Registration Statement on Form S-8 filed pursuant to Rule 462 (b) of the Securities Act of 1933. We also consent to the application of such report to the financial information in the Registration Statement, when such information is read in conjunction with the financial statements referred to in our report. Further, we consent to being named as an “expert” in auditing and accounting in the registration statement.

Denver, Colorado

PCAOB # 6778

January 18, 2024

blaze@griesandassociates.com

501 S. Cherry Street Suite 1100, Denver, Colorado 80246

(O)720-464-2875 (M)773-255-5631 (F)720-222-5846

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